UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 14C
             Proxy Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. ___)

Check the appropriate box:
[X] Preliminary Information Statement

[ ] Confidential - For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement



                      BLUE STAR COFFEE, INC.
         (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:



[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:



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                      BLUE STAR COFFEE, INC.
                      1506 N. Clinton Street
                    Santa Ana, California 92703


                          March 14, 2002

Dear Stockholder:

     On February 20, 2002, Blue Star Coffee, Inc. (the "Company" or "BSCF"), executed a Common Stock Purchase Agreement (the "Purchase Agreement") with Consumer Capital Holdings, Inc., a corporation organized in the State of Nevada. The holders of a majority of the Company's issued and outstanding common stock approved the "Purchase Agreement" in lieu of a Special Meeting, acting pursuant to the Nevada Revised Statutes Charter 78, Section 320.

     The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of common stock of the Company. The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. The resolutions will not become effective before the date which is 21 days after this Information Statement was first sent to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

     The Information Statement is first being mailed to stockholders of the Company on or about March 22, 2002. Only beneficial stockholders of record at the close of business on March 22, 2002 will be entitled to receive the Information Statement.

By Order of the Board of Directors

/s/ Michael A. Barron
Michael A. Barron, President

March 14, 2002



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                      BLUE STAR COFFEE, INC.
                      1506 N. Clinton Street
                    Santa Ana, California 92703


          INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                   OF THE SECURITIES ACT OF 1934

             WE ARE NOT ASING FOR YOU FOR A PROXY AND
              YOU ARE NOT REQUIRED TO SEND US A PROXY

Description of the Transaction

     The Company entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with Consumer Capital Holdings, Inc., a Nevada corporation ("CCH") on February 20, 2002. BSCF and/or its designee(s) exchanged an aggregate of 19,093,863 newly issued and 1,864,122 previously issued and outstanding BSCF shares of common stock (the "BSCF Shares") for an aggregate of 12,989,000 issued and outstanding shares of common stock of CCH (the "CCH Shares"). The shares exchanged in this transaction shall be restricted securities as that term is defined in Paragraph (a)(3) of Rule 144, under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, an aggregate of 23,286,650 BSCF Shares shall then be issued and outstanding.

     The resolutions adopted by the majority of stockholders of BSCF were adopted in anticipation of the closing of the Stock Purchase Agreement.

     The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on March 22, 2002, as the record date (the "Record Date") for the determination of beneficial stockholders who are entitled to receive this Information Statement.

Additional Information

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

Outstanding Voting Securities

     As of the date of the Consent by the Majority Stockholders, February 20, 2002 the Company had 5,692,787 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock authorized. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

     On February 20, 2002 the holders of 4,067,000 shares (or approximately 71.44% of the 5,692,787 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the Purchase Agreement. Since the Purchase Agreement has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

     The Nevada Revised Statutes provides, in substance, that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.



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                            SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 14, 2002

Blue Star Coffee, Inc.

By: /s/ Michael A. Barron
    ---------------------------
    Michael A. Barron, President and Director









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